Contact:          W. Earl Reed, III
                  Executive Vice President and
                  Chief Financial Officer
                  (502) 596-7380


FOR IMMEDIATE RELEASE


                        VENCOR SPIN-OFF TO OCCUR MAY 1ST


LOUISVILLE, Ky. (Apr. 30, 1998) - Vencor, Inc. (NYSE:VC) announced today that it has completed the internal reorganization and the refinancing of all its indebtedness necessary to complete the spin-off of its healthcare operations. Vencor's previously announced distribution of one share of healthcare company common stock for each share of Vencor common stock, with a record date at the close of business on April 27, 1998, will be paid on May 1, 1998.

         Vencor, Inc. has been renamed Ventas, Inc., and retains Vencor's real property, buildings and other improvements. These assets will be leased to the healthcare company. The healthcare company has assumed all of the operations and other assets of Vencor, Inc., the Vencor name and the VC New York Stock Exchange stock symbol. Ventas will trade on the New York Stock Exchange under the symbol VTR beginning May 1, 1998.

         Vencor owns and operates a national network of hospitals, nursing centers and contract service providers in 45 states.